COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is entered into effective as of April 5, 2007 (the “Effective Date”), by and between Chi Mei EL Corporation (“CMEL”), an entity incorporated under the laws of the Taiwan and having a place of business at No. 1, Chi Yeh Road, Tainan Science-Based Industrial Park 74147, Taiwan , and Universal Display Corporation (“Universal Display”), an entity incorporated under the laws of the Commonwealth of Pennsylvania, U.S.A. and having a place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, U.S.A.

BACKGROUND

WHEREAS, Universal Display makes and desires to sell certain materials for use in organic light emitting devices to CMEL; and

WHEREAS, CMEL desires to purchase these materials from Universal Display on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, CMEL and Universal Display agree as follows:

AGREEMENT

Article 1  Terms of Sale; Orders and Forecasts

1.1  General.  Universal Display will sell to CMEL, and CMEL will purchase from Universal Display, such of the OLED materials currently offered for commercial sale by Universal Display and specified on Exhibit A hereto (the “Products”) as CMEL may order from time to time hereunder.  Exhibit A shall be updated by the parties from time to time as CMEL desires other OLED materials that Universal Display is offering for commercial sale, or as Universal Display ceases offering to sell certain of the OLED materials currently being sold to CMEL hereunder.  Universal Display shall provide CMEL with at least six (6) months’ prior written notice of its intention to discontinue offering for commercial sale any OLED material currently being sold to CMEL (“End of Production”) hereunder. Upon receiving the notice from Universal Display, CMEL may provide a last time buy order (“LTB”) to Universal Display, of which Universal Display shall use reasonable efforts to fulfill the ordered quantity on the LTB.

1.2  No Additional Terms. Unless otherwise expressly agreed to in writing, Universal Display’s sale and CMEL’s purchase of all Products hereunder shall be solely on the terms and conditions set forth herein.  Each party accepts these terms and conditions and no inconsistent or additional terms or conditions of any purchase order, acceptance, shipping instructions or other document submitted by either party shall apply other than those specified herein.  All such other terms and conditions are hereby rejected and no separate notice of such rejection need be given by either party.

1.3  Purchase Orders.  CMEL shall place written orders with Universal Display for the Products (“Orders”) at least three (3) months in advance of the requested shipment date.  All Orders shall include (a) the date of the Order, (b) the identity and quantity of each Product ordered, (c) the requested date of shipment, and (d) the shipping destination.  Promptly following the Effective Date, the parties shall agree upon CMEL’s Order for the three (3) month period immediately thereafter.

1.4  Forecasts.  CMEL shall provide Universal Display, in writing, with rolling forecasts, on a calendar quarterly basis by the end of each quarter, of its expected requirements for each Product during the next twelve (12) months.  These forecasts shall be non-binding, however, Universal Display shall use commercially reasonable efforts to fill that portion of any Order for a Product which exceeds CMEL’s twelve (12) month advance forecasted requirement for such Product.

1.5  Title and Risk of Loss.  All Products shall be sold [The confidential material contained herein has been omitted and has been separately filed with the Commission.], Universal Display’s facility in Ewing, New Jersey, U.S.A.  CMEL shall be, subject to the aforementioned delivery term, responsible for all associated shipping and insurance charges, brokers’ fees and the like, all of which, if arranged by Universal Display on CMEL’s behalf, shall be separately stated on Universal Display’s invoices.

1.6  Shipping Dates.  Universal Display shall ship ordered Product on CMEL’s requested date of shipment without any unnecessary delay.  Partial deliveries shall not be allowed unless CMEL gives Universal Display a prior written consent for partial delivery, which consent shall not be unreasonably withheld.

1.7  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 2  Inspection and Acceptance

2.1  Qualification Testing by Universal Display.  Universal Display will conduct qualification testing of each production lot of Product before shipping any Product from such lot to CMEL.  Such qualification testing shall be designed to ensure that the Product conforms to its corresponding specifications agreed to by the parties in writing (the “Product Specifications”) and attached under this Agreement as Exhibit B.  Universal Display will not ship Product to CMEL from any lot that does not meet the Product Specifications.  With each Product shipment, Universal Display will submit to CMEL a Certificate of Analysis indicating that such lot conforms to the applicable Product Specifications.

2.2  Acceptance Testing of Samples by CMEL.

2.2.1  Universal Display will provide CMEL with a [The confidential material contained herein has been omitted and has been separately filed with the Commission.] test sample from the production lot(s) from which the Product will be supplied; however, no sample shall be sent from production lot(s) for which CMEL has already received a test sample.  This test sample shall be sent to CMEL as far in advance of the requested shipping date as is reasonably practicable, up to one (1) month in advance.

2.2.2  Within two (2) weeks following its receipt of a test sample as specified above, CMEL will conduct an acceptance test to confirm that the sample conforms to its corresponding Product Specifications.  At the conclusion of such two (2) week period, CMEL will inform Universal Display in writing as to whether or not the test sample passed this acceptance test.  Unless otherwise expressly agreed to by the parties, Universal Display shall fill all Orders using only Product from production lots for which CMEL has informed Universal Display in writing that the test sample from such production lots has passed CMEL’s acceptance test, such written notice not to be unreasonably withheld or delayed.  CMEL understands and acknowledges that any delay in so informing Universal Display may result in a corresponding delay in the shipping date, since shipments may not be initiated until up to one (1) week after Universal Display receives CMEL’s written notice of acceptance.

2.2.3  If the test sample does not pass CMEL’s acceptance test, the parties shall promptly and in good faith discuss and attempt to determine why this has occurred and Universal Display and CMEL shall implement procedures to prevent its recurrence.  At the same time, Universal Display will in good faith endeavor to fill the Order in a timely manner by shipping to CMEL Product from one or more production lots for which the test samples have already passed CMEL’s acceptance test.  Should there be insufficient material from such production lots for Universal Display to fill the Order, Universal Display will promptly provide CMEL with a test sample from one or more other production lots for which no test samples have previously been sent and the process above shall be repeated until sufficient material to fill the Order has been identified.  Should this prevent Universal Display from filling the Order by the requested shipping date or within a reasonable period of time thereafter (said period not to exceed thirty five (35) days), CMEL shall have the right to cancel the Order and in addition to any other rights or remedies as may be available to CMEL, subject to the express provisions and limitations of this Agreement.

2.3  Shipping Inspection by Universal Display.  Universal Display will conduct a final visual  inspection of all Product that have passed Universal Display’s qualification test under this Agreement before shipping such Product to CMEL.  Universal Display will not ship to CMEL any Product that does not pass such visual inspection.

2.4  Receiving Inspection by CMEL.  Upon receipt of each Product shipment, CMEL will visually inspect such shipment for any shortage or other visible defects.  CMEL will provide Universal Display with written notice of any shortage or visible defects promptly following CMEL’s receipt of the shipment, which notice shall specify in reasonable detail the manner in which the shipment is short or defective.  In the absence of Universal Display receiving written notification to the contrary within thirty (30) days following CMEL’s receipt of the shipment, CMEL shall be deemed to have accepted the shipment on the date of receipt.  In addition to any other rights or remedies as may be available to CMEL, but subject to the express provisions and limitations of this Agreement, CMEL’s remedy and Universal Display’s responsibility with respect to any Product shipment that is identified by CMEL to be short or otherwise defective shall be promptly making up the shortage or replacing the defective Product by Universal Display, all at no additional cost to CMEL except where the shortage or defect arises through no fault of Universal Display after risk of loss for the Product shipment has passed to CMEL.  In the event is determined to have arisen after risk of loss has passed to CMEL, Universal Display will use commercially reasonable efforts to assist CMEL in making any claims against the carrier with respect thereto.

2.5  Other Procedures.  The parties may agree on more detailed inspection, certification and testing procedures in order to supplement the foregoing provisions of this Article 2.  All such procedures must be documented and signed by an authorized representative of each party before they shall become binding on them.

Article 3  Health and the Environment

3.1  Health and Safety.  Universal Display will furnish CMEL with a Material Safety Data Sheet (an “MSDS”) for each Product where required by applicable law.  CMEL shall use these MSDS’s to familiarize itself with any known hazards associated with the Products, their storage, handling and use, and the containers in which they are shipped.  CMEL shall appropriately inform and train its employees and other personnel, with the assistance of the Universal Display MSDS, as to the hazards identified in the MSDS for each Product and any other hazards discovered by CMEL through its use of such Product.

3.2  Waste Management.  Subject to CMEL’s receipt of the aforementioned MSDS in Article 3.1 above and Universal Display’s prompt and reasonable assistance, CMEL shall properly manage and dispose of all wastes and/or residues resulting from its use of the Products in accordance with its corresponding MSDS and the applicable laws and regulations.

Article 4  Intellectual Property Matters

4.1  Permitted Uses of the Products.  CMEL acknowledges that Universal Display is selling the Products to CMEL solely for use by CMEL to manufacture,[The confidential material contained herein has been omitted and has been separately filed with the Commission.] sell, offer for sale and/or import and/or otherwise dispose of active matrix flat panel OLED display modules [The confidential material contained herein has been omitted and has been separately filed with the Commission.] on rigid glass substrates, made by vacuum thermal evaporation processes (“Permitted Displays”).  Accordingly, CMEL may not sell or otherwise distribute the Products to any other person or entity [The confidential material contained herein has been omitted and has been separately filed with the Commission.], or use the Products, or permit or assist others to use the Products, for any other purposes.  Subject to the foregoing, no other rights are granted to CMEL under any patents or other intellectual property owned or controlled by Universal Display.  For clarification, CMEL is not licensed under any of Universal Display’s other OLED patents, except those phosphorescence patents implied for the use of the Products purchased hereunder to make, have made, import, sell, offer for sale and/or otherwise dispose of the Permitted Displays.  Moreover, CMEL is not licensed under any of Universal Displays patents to make or sell Permitted Displays incorporating third-party phosphorescent emitters.CMEL acknowledges that the pricing charged by Universal Display for Products sold under this Agreement is based on CMEL’s agreement to use such Products only for the purposes stated under this Agreement , and that such pricing would not otherwise have been offered to CMEL.

4.2  Third-Party Patents.  CMEL acknowledges that it may be required to obtain rights under one or more third-party patents in order to make and sell Permitted Displays, or to use chemicals other than the Products in such displays, and that CMEL shall be responsible for securing such rights.  CMEL may request reasonable assistance from Universal Display in ascertaining and evaluating the necessary rights to the same.

4.3  Analysis and Evaluation of the Products.  CMEL shall not manufacture or reverse engineer the Products, or analyze the Products to determine their chemical compositions, structures or methods of manufacture, or for any other purposes not expressly approved in writing by Universal Display, nor shall CMEL permit or assist others to perform the foregoing activities.  In addition, CMEL shall not publish or otherwise disclose to third parties any test results or other information or data regarding CMEL’s evaluation of the Products without Universal Display’s prior written consent.  The foregoing shall not restrict CMEL from conducting its relevant standard performance testing of Permitted Displays.

4.4  Technical Advice.  CMEL is responsible for making its own inquiry and investigation into, and based thereon forming an independent judgment concerning, the Products and their suitability for the uses intended by CMEL.  Except Universal Display’s representations and/or warranties expressly made under this Agreement, CMEL shall not assert any claim against Universal Display or hold Universal Display liable with respect to any information or designs furnished (or failed to be furnished) by Universal Display including, without limitation, technical advice or recommendations.  Statements made by Universal Display concerning possible or suggested uses of the Products are not to be construed as recommendations for uses of such Products that would infringe the patent or other intellectual property rights of third parties, and Universal Display assumes no liability or responsibility for any such infringement.

4.5  Export Control.  Each party shall comply with all obligations under applicable law to control access to technical data under the U.S. Export Laws and Regulations, or any Taiwanese counterparts thereof, and shall adhere to such laws and regulations in handling and disclosing any technical information provided or received by it under this Agreement in relation to any Product.

Article 5  Pricing and Payments

5.1  Product Pricing.  Pricing for the Products during the term of this Agreement shall initially be as set forth on in Exhibit A hereto.  Universal Display and CMEL shall in good faith review and discuss such pricing for the next six (6) months, based on CMEL’s volume of purchases and usage[The confidential material contained herein has been omitted and has been separately filed with the Commission.].  Any price change will not be effective unless confirmed by both parties in writing.  Orders issued prior to any confirmed price change shall remain at the original price unless agreed in writing by the parties.

5.2  Invoicing.  Universal Display shall invoice CMEL for all Products at the time of shipment.  All invoices are due and payable within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] following the date of CMEL’s receipt of the Product shipment in accordance with Article 2 under this Agreement.  If CMEL fails or refuses to timely pay any amounts not then being disputed by CMEL in good faith, Universal Display may, after sending a written notice to CMEL, (a) require that CMEL pay for future shipments in advance or by letter of credit or other similar means, and/or (b) suspend delivery of further shipments of Products until CMEL pays such undisputed amounts in full.  The foregoing shall not be the sole remedies available to Universal Display for non-payment or late payment of amounts due hereunder.

5.3  Sales and Other Similar Taxes.  Any sales, use or value-added taxes, customs or import duties or other governmental charges, transfer fees or assessments based on the sale, shipment, import, export and/or use of the Products sold hereunder (other than taxes based upon Universal Display’s net income), whether imposed by any local, state, Federal or foreign government or taxing authority [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  To the extent Universal Display is responsible by law for the collection of such amounts, they shall be separately stated on Universal Display’s invoices for such Products and, upon collection, remitted by Universal Display to the appropriate taxing authority.

5.4  Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and is nonrefundable.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to CMEL or any of its affiliates.  Subject to the aforementioned exception and without limiting other rights or remedies, Universal Display may require CMEL to pay interest on any amounts not paid when due at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date of payment, plus [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

5.5  Payment Authorization and Withholding Taxes.  CMEL shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith.  If necessary and applicable, the parties shall in good faith endeavor to file for and obtain an exemption from the withholding of any taxes on amounts payable to Universal Display hereunder.

Article 6  Confidentiality

6.1  Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Information of the other party in accordance with the following terms and conditions:

6.1.1  Recipient shall not publish, disclose or otherwise disseminate any Confidential Information of the other party, except to such of Recipient’s employees and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to handle and maintain such Confidential Information in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Recipient shall have the right to disclose Confidential Items of the other party to the Recipient’s Affiliates who “need to know” it to accomplish the purposes of this Agreement, provided they agree to be bound by confidentiality obligations no less restrictive than the confidentiality obligations set forth in Article 6. An “Affiliate” means any Taiwanese person, partnership, corporation or other entity, including but not limited to subsidiaries, that directly or indirectly, control, are controlled by, or are under common control with a party. Disclosure or dissemination of Confidential Information of the other party to additional persons or entities requires the prior written approval of such other party.

6.1.2  Recipient shall maintain all Confidential Information of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Information.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Information in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3  Recipient shall not utilize, reproduce or otherwise exploit any Confidential Information of the other party, or permit or assist others to utilize, reproduce or otherwise exploit such Confidential Information, except as is reasonably necessary to accomplish the purposes of this Agreement.

6.1.4  Promptly upon learning of any unauthorized use or disclosure of any Confidential Information of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Information.

6.1.5  Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Information of the other party, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Information for archival purposes only.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2  Definition of Confidential Information.  As used herein, “Confidential Information” of a party means all trade secret, proprietary and confidential information, in written, oral or electronic form, relating to such party’s or its licensors’ or suppliers’ technologies, materials, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure; or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Information” of a party shall not include any information that:

6.2.1  is approved by such party in writing for release by Recipient without restriction;

6.2.2  Recipient can demonstrate by written records was previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.2.3  is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such information from or through Recipient;

6.2.4  is obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.2.5  is independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Information, as shown by competent written records.

6.3  Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Information of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Information, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only that Confidential Information which is required to be disclosed.

6.4  Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Information of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.5  Confidentiality of this Agreement.  The terms of this Agreement and its existence shall be deemed Confidential Information of each party and treated as such by both parties.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either party may issue a press release or other public announcement describing the general nature of this Agreement, or the parties may agree to issue such a release or announcement jointly, it being understood that Universal Display will need to issue a press release within four (4) business days following the Effective Date so as to coincide with its filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K.  However, it is expressly understood and agreed that no such release or public disclosure shall disclose any information about CMEL’s expected or intended product launch strategy, or whether any such products will utilize any Products sold to CMEL hereunder, without CMEL’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the parties hereunder, shall require the other party’s prior written consent.

6.6  Period of Confidentiality. Recipient agrees that, for a period of five (5) years from the date of the termination or expiration of this Agreement (“Period of Confidentiality”), and notwithstanding any termination or expiration hereof, all terms set forth in Article 6 shall survive the termination or expiration of this Agreement until the Period of Confidentiality ends.

Article 7  Representations and Warranties; Disclaimers and Limitations of Liability

7.1  Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2  Further Product Warranty by Universal Display.  Universal Display additionally represents and warrants to CMEL that all Products will comply with the agreed Product Specifications for a period of six (6) months on and from the date of receipt by CMEL, with the understanding that CMEL shall exert the commercially reasonable effort to maintain the Products consistent with good general handling and storage practices and any supplemental instructions provided by Universal Display.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.] All claims of any breach of the foregoing warranty must be provided to Universal Display in writing during the warranty period.  In the event of a breach of the foregoing warranty, Universal Display shall, at CMEL’s option (a) promptly replace any Products that are not in compliance with the warranty at Universal Display’s sole expense; (b) accept return of such Products and reimburse all the fees that CMEL paid Universal Display on account thereof.

7.3  Further Infringement Warranty by Universal Display.  Universal Display warrants to CMEL that, to the best of Universal Display’s knowledge, the Products do not infringe the valid patent rights of any third party.  If CMEL is unable to use any Product because the Product itself is held by a court of competent jurisdiction to infringe the patent or other intellectual property rights of any third party not an Affiliate of CMEL, Universal Display shall, as CMEL’s remedy in addition to those set forth in Article 7.2 above, accept return of any quantities of such Product no longer reasonably useful to CMEL on account thereof and reimburse all fees that CMEL paid Universal Display on account thereof.  The foregoing shall be in addition to any indemnification obligation of Universal Display under Article 8 below.

7.4  Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Universal Display makes no representations or warranties that CMEL will be able to make any specific use of the Products without obtaining additional license rights from third parties.  IN NO EVENT SHALL UNIVERSAL DISPLAY’S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT EXCEED [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

7.5  Limitation on Certain Damages.  EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 8 [The confidential material contained herein has been omitted and has been separately filed with the Commission.], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  The foregoing shall not limit either party’s liability to the other for: (a) any claims of bodily injury or damage to tangible property resulting from such party’s gross negligence or willful misconduct; (b) any unauthorized practice under the other party’s patents or use of the other party’s proprietary materials or information; or (c) any breach of the provisions of Article 6 respecting the other party’s Confidential Information.

7.6  Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such remedies to achieve their essential purpose.

Article 8  Indemnification

8.1  Indemnity by Universal Display.  In accordance with Section 8.3 below, Universal Display shall defend and/or settle any third-party claim or action brought against CMEL and/or its officers, directors, suppliers, employees, agents and representatives (each, a “CMEL Indemnified Person”), to the extent such claim or action concerns [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  In addition, Universal Display shall indemnify and hold harmless the CMEL Indemnified Persons from and against any costs, damages, fees and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with such aforementioned claim or action; provided, however, that Universal Display’s total liability under this section shall not exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

8.2  Indemnity by CMEL.  In accordance with Section 8.3 below and subject to Universal Display’s fulfillment of its representations and/or warranties under this Agreement, CMEL shall defend and/or settle any third-party claim or action brought against Universal Display and/or its officers, directors, (each, a “Universal Display Indemnified Person”), to the extent such claim or action concerns [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  In addition, CMEL shall indemnify and hold harmless the Universal Display Indemnified Persons from and against any damages, fees and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with such aforementioned claim or action.

8.3  Indemnification Procedures.  With respect to any claim or action for which indemnification may be sought from a party under this Article 8, the person or entity seeking indemnification (the “Claimant”) shall promptly notify the indemnifying party in writing, specifying the nature of the claim or action and, to the extent known, the total monetary amount sought or other such relief as is sought therein.  The Claimant shall reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and/or settlement of the claim or action.  Provided the indemnifying party admits its obligation to indemnify the Claimant hereunder, indemnifying party shall have the right to control and conduct all proceedings or negotiations in connection therewith, and to assume and control the defense thereof.  The Claimant shall have the right to employ separate counsel to provide input into the defense, at its own cost.  The indemnifying party shall keep the Claimant reasonably informed of the progress of its defense and settlement of the claim or action.  The indemnifying party shall not settle the claim or action on the Claimant’s behalf without first obtaining the Claimant’s written approval, which approval shall not be unreasonably withheld or delayed.  The Claimant may not settle any claim or action for which indemnification is sought hereunder without the indemnifying party’s written approval, which approval shall not be unreasonably withheld or delayed.  Except as may be required by law, each party agrees not to publicize any settlement without first obtaining the other party’s written permission.

Article 9  Term and Termination

9.1  Term.  Unless otherwise extended by mutual written agreement of the parties, the term of this Agreement shall commence on the Effective Date and shall continue until the sooner of December 31, 2008, or the date on which this Agreement is terminated as permitted hereunder.

9.2  Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party.

9.3  Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.  In addition, either party may terminate this Agreement on written notice to the other party in the event of a change in control of such other party, whether by merger, acquisition or otherwise; provided, however, that such notice of termination must be given within sixty (60) days following such party’s receipt of notice of such merger or acquisition.

9.4  Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  Articles 4, 5, 6 (according to Section 6.6), 7, 8, 9, and 10; any payment obligations of CMEL with respect to Products received or for which Orders have been placed prior to the date of such expiration or earlier termination; and any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

Article 10  Miscellaneous

10.1  Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

10.2  Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance caused by an event beyond its reasonable control and not due to its fault or negligence.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

10.3  Non-Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety and on written notice to the other, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise, subject in any such case to the other party’s right of termination under Section 9.3 above.  Notwithstanding the foregoing, CMEL may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting any Universal Display products or technologies.  Should CMEL assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED business, or should CMEL acquire the existing OLED business of any third party, this Agreement shall not be utilized for the benefit of such third party’s OLED business unless expressly agreed to by Universal Display in writing.  Moreover, should Universal Display have already entered into a similar agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of CMEL under this Agreement as they pertain to CMEL’s OLED business, or of such third party under its similar agreement as they pertain to such third party’s OLED business, unless expressly agreed to by Universal Display in writing.  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

10.4  Equitable Relief.  In the event of a party’s actual or reasonably anticipated use of the other party’s proprietary materials (including, in the case of Universal Display, the Products) in an unauthorized manner, infringement of the other party’s patents, or breach of the provisions of Article 6 respecting Confidential Information of the other party, such other party shall be entitled to injunctive or other equitable relief restraining such activity, without the necessity of proving actual damages or posting any bond or other security.  Such relief shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including, without limitation, an action for the recovery of damages.

10.5  Choice of Law; Dispute Resolution.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, U.S.A., without respect to its rules on the conflict of laws.

10.6  Notices.  All notices and other communications under this Agreement shall be in writing and hand delivered or sent by facsimile or e-mail transmission with confirmation of receipt, commercial overnight courier with written verification of receipt, or certified or registered mail, postage prepaid and return receipt requested; provided, however, that all notices concerning any dispute or any alleged breach or termination of this Agreement, in whole or in part, must be sent by overnight courier or certified or registered mail.  Such notices and other communications shall be effective when received if hand delivered, when sent if sent by confirmed facsimile or e-mail transmission, on the next business day of the recipient when sent by overnight courier, or five (5) business days after deposit in the mail when sent by certified or registered mail.  All notices and other communications shall be directed to the parties at their respective addresses as set forth below, or to such other address(es) as either party shall provide to the other in a notice given in accordance herewith.

All Orders and any other notices respecting the Products, to:

Universal Display Corporation                                                                                     Chi Mei EL Corporation
375 Phillips Boulevard                                                                                     No. 1, Chi-Yeh Road
Ewing, New Jersey  08618                                                                                                Tainan Science-Based Industrial Park
U.S.A.                                                                                     Taiwan 74147, ROC
Attn: Janice Mahon                                                                                     Attn: Mr. Shih-Hao Kuo
Fax No.: (609) 671-0995                                                                                     Fax No.: 886-6-505-1820
Tel No.: (609) 671-0980 x206                                                                                     Tel No.: 886-6-505-1881 ext. 11418
E-mail: jkmahon@universaldisplay.com                                                                                                E-mail: shrhou@cmo.com.tw

All other notices and communications:

Universal Display Corporation                                                                                     Chi Mei EL Corporation
375 Phillips Boulevard                                                                                     No. 2, Sec.2, Huanshi Road
Ewing, New Jersey  08618                                                                                                Tainan Science-Based Industrial Park
U.S.A.                                                                                     Taiwan 74144, ROC
Attn: Steven V. Abramson                                                                                                Attn: Dr. Chia-Tin Chung
Fax No.: (609) 671-0995                                                                                     Fax No.: 886-6-505-2185
Tel No.: (609) 671-0980 x207                                                                                     Tel No.: 886-6-505-1889 ext. 13305
E-mail: abramson@universaldisplay.com                                                                                                E-mail: ct_chung@cmel.com.tw

10.7  Amendments; No Waivers.  No modification of or addition to this Agreement shall be effective unless it is in writing and signed by an authorized representative of each of the parties hereto.  The failure of either party to assert any right hereunder, or to insist upon compliance with any term or condition herein, will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other party.

10.8  Severability.  In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable by court or administrative decision, the parties hereto agree that invalidity or unenforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions of this Agreement, except where the invalidated or unenforceable provisions comprise an integral part of, or are otherwise clearly inseparable from, such other provisions.

10.9  Entire Agreement.  This Agreement constitutes the entire agreement between the parities with respect to the subject matter hereof and supersedes, cancels and annuls all prior or contemporaneous negotiations or communications between the parties with respect thereto.

10.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Chi Mei EL Corporation                                                                           Universal Display Corporation

By:               /s/ Peter Chen                                                  By:               /s/ Sidney D. Rosenblatt

Name:                                                                Peter Chen                         Name:Sidney D. Rosenblatt

Title:               President                                                  Title:               Executive Vice President

Date:               4/24/07                                                  Date:               4/5/07

Exhibit A

Products and Product Pricing

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

At the beginning of each quarter, CMEL shall provide Universal Display with an estimate of the quantity of each Product that it expects to order during the quarter.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

At the end of each quarter, Universal Display shall provide CMEL with a calculation of the actual quantity of material ordered for each Product and the price per gram that should have been charged based on the table above.  Universal Display shall promptly issue CMEL a credit memo for the amount of any overpayment and an invoice for the amount of any underpayment.  All invoices shall be subject to the payment terms of Article 5 of the Agreement.

Exhibit B

Product Specifications

[To be agreed upon separately.]